Exhibit 10.2

UNIVERSAL HEALTH REALTY INCOME TRUST

RESTRICTED SHARE AGREEMENT

AGREEMENT made as of the              day of             , 200    , between Universal Health Realty Income Trust (the “Trust”) and                      (the “Executive”), pursuant to the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “Plan”).

1. Restricted Share Award. In accordance with the Plan, the Trust hereby awards to the Executive              shares of beneficial interest in the Trust (the “Shares”), subject to the vesting conditions, transfer restrictions and other terms and conditions of this Agreement.

2. Vesting Conditions.

(a) General. Except as otherwise specified, the Shares will become vested on the              anniversary of the date of this Agreement, provided the Executive remains in the continuous employ or service of the Trust through such third anniversary. [OR the Shares will become vested (if at all) at the end of the performance period described in Exhibit A annexed to this Agreement, subject to (1) attainment of the performance objectives specified in said Exhibit A, and (2) the Executive’s remaining in the continuous employ or service of the Trust through the end of said performance period.]

(b) Accelerated Vesting. If, before the applicable vesting date described in (a) above, the Executive’s employment or service with the Trust terminates due to the Executive’s death or “disability” (as defined below), the Shares will thereupon become fully vested. If a “change in control” (within the meaning of the Plan) occurs, the board of trustees of the Trust (the “Board”), acting in its discretion, may cause the Shares to (1) become fully vested immediately prior to the change in control, or (2) be converted into restricted equity securities of the acquiring or successor entity which are equal in value to the Shares being converted, in which case any performance vesting conditions shall be waived. The term “disability” means the inability of Executive to perform the principal duties of the Executive’s employment by reason of a physical or mental illness or injury that is expected to last indefinitely or result in death, as determined by a duly licensed physician selected by the Trust.

3. Termination of Employment or Service. Upon the termination of the Executive’s employment or other service with the Trust (for any reason other than death or disability), the Executive will forfeit any Shares covered by this Agreement that have not previously vested (as well as any unvested dividends attributable to those Shares), and such forfeited Shares will be canceled.

4. Restrictions on Transfer. The Shares covered by this Agreement may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. If the Executive attempts to dispose of or encumber any Shares covered by this Agreement before such Shares are vested, then the Executive’s rights with respect to such Shares shall terminate and such Shares shall be canceled as of the date of such attempted transfer.

5. Dividends and Voting Rights. The Executive will have the right to receive dividends distributable on and exercise voting rights with respect to the Shares while they are covered by this Agreement. [Unless the Committee determines otherwise, dividends will be distributed as and when they are paid by the Trust and will not be subject to vesting or other conditions applicable to the Shares.]

6. Issuance of Shares. The Executive is the record owner of the Shares on the Trust’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Executive expressly authorizes the Trust to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Executive will execute and deliver such other documents and take such other actions, if any, as the Trust may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If and when the Shares become vested, the vested Shares will no longer be subject to the transfer restrictions contained in this Agreement and the Company’s books will be updated accordingly.

7. Tax Withholding. The Trust may require as a condition of the removal of restrictions on the Shares under this Agreement that the Executive remit to the Trust an amount sufficient in the opinion of the Trust to satisfy any federal, state and other governmental tax withholding requirements attributable to the transfer or vesting of the Shares. In addition, or in the alternative, the Trust may satisfy such tax withholding obligation in whole or in part by withholding Shares that would otherwise be delivered to the Executive (or the Executive’s representative or beneficiary) based upon the fair market value of the Shares on the applicable vesting date.

8. No Service Rights. Nothing contained in the Plan or this Agreement shall confer upon the Executive any right with respect to the continuation of the Executive’s employment or other service with the Trust or interfere in any way with the right of the Trust at any time to terminate such relationship.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its principles of conflict of laws.

10. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:
Title:

Executive

[IF APPLICABLE]

EXHIBIT A

PERFORMANCE VESTING CONDITIONS

This Exhibit sets forth the performance vesting conditions applicable to the portion of the award to which this Exhibit pertains that is subject to performance-based vesting.

[Insert Performance Conditions]

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